Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2007 (June 27, 2007 as to the effects of the restatement discussed in Note 2) relating to the financial statements and financial statement schedule of The Timberland Company (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of FAS 123R, Share-Based Payment) and the effectiveness of The Timberland Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of The Timberland Company of for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
January 3, 2008